EX-28.d.3.u.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND VICTORY CAPITAL MANAGEMENT INC.

Effective December 9th, 2021*

As amended March 31st, 2025

Funds of the Trust	Subadvisory Fees
NVIT Victory Mid Cap Value Fund (formerly, NVIT Multi-Manager Mid Cap Value Fund)

0.40% on Subadviser Assets up to $200 million;

0.35% on Subadviser Assets of $200 million and more but less than $350 million;

0.29% on Subadviser Assets of $350 million and more but less than $700 million and

0.25% on Subadviser Assets of $700 million and more

NVIT Amundi Multi Sector Bond Fund

0.30% on Aggregate Subadviser Assets† of up to $100 million;

0.25% on Aggregate Subadviser Assets† of $100 million and more but less than $250 million;

0.20% on Aggregate Subadviser Assets† of $250 million and more but less than $500 million; and

0.175% on Aggregate Subadviser Assets† of $500 million and more.

*	As approved at the Board of Trustees Meeting held on December 10-11, 2024.

†

The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT Amundi Multi Sector Bond Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Mutual Funds, Nationwide Fund Advisors and Victory Capital Management Inc., dated March 31st, 2025) of the Nationwide Amundi Strategic Income Fund, a series of Nationwide Mutual Funds.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, Chief Investment Officer

SUBADVISER
VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael D. Policarpo
Name: Michael D. Policarpo
Title: President, CFO & CAO